Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nxu, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share (“Class A common stock”)	457(o)	—	—	$8,000,000	0.00011020	$881.60
Fees Previously Paid	Equity	Pre-Funded Warrants to purchase shares of Class A common stock(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Class A common stock issuable upon exercise of Pre-Funded Warrants(3)	—	—	—	—	—	—
	Total Offering Amounts					$8,000,00	0.00011020	$881.60
	Total Fees Previously Paid							$881.60
	Net Fee Due							$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction, and the shares of Class A common stock set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.